UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 19, 2009 (February 16, 2009)

ALBEMARLE CORPORATION

(Exact name of Registrant as specified in charter)

Virginia	001-12658	54-1692118
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

451 Florida Street, Baton Rouge, Louisiana	70801
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code

(225) 388-7400

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Approval of 2009 Annual Incentive Plan

On February 16, 2009, the Executive Compensation Committee (the “Committee”) of the Board of Directors of Albemarle Corporation (the “Company”) approved the 2009 target percentages for the executive officers of the Company, pursuant to the Company’s 2008 Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, each of the named executive officers is eligible to receive an annual cash incentive payment of 0 to two times a target percentage of their respective base salaries if certain criteria to be established by the Committee are met for 2009. The target percentages of base salary are as follows: Mark C. Rohr (100%); John M. Steitz (70%); Richard J. Diemer, Jr. (60%); and Luther C. Kissam, IV (70%). The Committee also established the annual incentive plan metrics for 2009 bonuses based on the following factors: annual net income before special items, working capital reduction, and stewardship, including metrics related to safety and the environment. The Incentive Plan also contemplates the possibility of the payment of additional discretionary incentives to the named executive officers, but only in the event that individual’s performance merits consideration of such additional incentives. Any incentive payments earned under the Incentive Plan for 2009 will be paid in the first quarter of 2010.

Section 7 — Regulation FD

Item 7.01.	Regulation FD Disclosure

On February 18, 2009, the Company issued a press release announcing that the Company’s Board of Directors increased the Company’s regular quarterly dividend to 12.5 cents per share from 12.0 cents per share. The dividend is payable on April 1, 2009, to shareholders of record at the close of business on March 15, 2009. The annualized dividend rate will now be 50.0 cents per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2009

ALBEMARLE CORPORATION

By:	/s/ Nicole C. Daniel
Nicole C. Daniel
Assistant General Counsel and
Assistant Secretary